Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Investor Relations (336) 615-8065 investorrelations@thefreshmarket.com

The Fresh Market, Inc. Reports Second Quarter Fiscal 2013 Earnings

• Diluted earnings per share increased 17.0% to $0.32

• Net sales increased 13.3% to $354.8 million

• Comparable store sales increased 3.4%

GREENSBORO, N.C. - August 28, 2013 - The Fresh Market, Inc. (NASDAQ: TFM), a high-growth specialty retailer, today announced unaudited sales and earnings results for its thirteen week second quarter ended July 28, 2013.

Financial Overview

In the second quarter of fiscal 2013, net sales increased 13.3% to $354.8 million and comparable store sales increased 3.4%, compared to the fiscal quarter ended July 29, 2012. Net income in the second quarter of fiscal 2013 was $15.6 million, compared to $13.3 million in the corresponding period in fiscal 2012. Diluted earnings per share in the second quarter of fiscal 2013 were $0.32, an increase of 17.0% over diluted earnings per share of $0.28 for the corresponding prior year period.

Craig Carlock, President and Chief Executive Officer commented, “I am pleased that we delivered another quarter of double-digit sales and earnings growth. Comparable store sales continued to improve from prior quarters and gross margin expanded, even in the face of rising product cost inflation. We also opened five stores this quarter and remain on track to achieve record new store openings this fiscal year.”

Second Quarter Operating Performance

Second quarter total net sales increased 13.3% to $354.8 million and comparable store sales increased 3.4% to $314.9 million compared to the corresponding prior year period. The second quarter comparable store sales increase resulted from a 1.8% increase in the number of transactions and a 1.6% increase in average transaction size.

The Company's gross profit increased 13.6%, or $14.5 million, to $121.3 million in the second quarter of fiscal 2013, compared to the second quarter of fiscal 2012. For the same period, the gross margin rate increased 10 basis points to 34.2% compared to the corresponding prior year period. This increase in the Company's gross margin rate was primarily attributable to lower occupancy costs as a percent of sales, partially offset by product cost inflation.

Selling, general, and administrative expenses for the second quarter of fiscal 2013 increased $8.5 million to $82.5 million compared to the second quarter of fiscal 2012. Selling, general, and administrative expenses as a percentage of sales decreased by 40 basis points to 23.3% for the period, compared to 23.7% for the corresponding thirteen week period in fiscal 2012. This decrease in expenses as a percentage of sales was primarily attributable to a decline from prior year expenses, which included $1.1 million, or 30 basis points, for the settlement of certain legal matters and transaction expenses incurred in connection with the Company's secondary stock offering. The second quarter of fiscal 2013 did not contain any similar items, which would impact comparability. During the second quarter, leverage of the Company's general and administrative expense base was offset by an increase in employee healthcare claim costs and an additional layer of annual share based compensation.

Operating income increased $4.2 million to $25.9 million for the second quarter of fiscal 2013, compared to $21.7 million for the second quarter of fiscal 2012. Operating income as a percentage of sales for the second quarter of fiscal 2013 increased 40 basis points to 7.3%, compared to 6.9% for the corresponding period of fiscal 2012. This increase was primarily attributable to the 40 basis point improvement in selling, general, and administrative expenses discussed above.

The effective tax rate for the second quarter of fiscal 2013 was 36.7% of pre-tax income, compared to 38.0% for the corresponding thirteen week period of fiscal 2012. The rate reduction was due to transaction costs incurred in connection with the Company's secondary stock offering in the second quarter of fiscal 2012, which were not deductible, and various state and federal tax credit opportunities for the current year.

First Half Operating Performance

For the twenty-six week period ended July 28, 2013, net sales were $721.4 million, a 13.1% increase compared to the corresponding twenty-six week period in fiscal 2012, while comparable store sales increased 3.2%. Net income increased 15.8% to $37.8 million as compared to $32.6 million in the prior year period. Diluted earnings per share for first half fiscal 2013 increased 15.6%, to $0.78, compared to diluted earnings per share of $0.68 for the corresponding twenty-six week period in fiscal 2012. Expenses related to the settlement of certain legal matters and costs related to the Company's secondary stock offering during the second quarter of fiscal 2012 impact the comparability of first half results and should be considered by investors in assessing the Company's ongoing operations on a comparable basis.

Balance Sheet and Cash Flow

During the second quarter of fiscal 2013, the Company generated $23.7 million in cash flow from operations and invested $34.4 million in capital expenditures, of which $32.5 million related to new and remodeled stores. For the year to date fiscal 2013 period, the Company generated $69.6 million in cash flow from operations and invested $51.7 million in capital expenditures, with $46.2 million spent on real estate activities.

The Company's cash balance as of July 28, 2013 was approximately $16.0 million. The total outstanding balance on the Company's revolving credit facility decreased 29.8%, or $12.5 million, to $29.5 million from a balance of $42.0 million as of January 27, 2013.

On a trailing four quarter basis for the period ended July 28, 2013, the Company's return on assets was 17.9%, return on invested capital, excluding excess cash, was 25.1%, and return on equity was 28.8%. These financial return measures are non-GAAP financial measures. The schedules attached to this press release include a discussion of these non-GAAP measures, as well as the details of our calculations of these financial return measures.

Growth and Development

During the second quarter of fiscal 2013, the Company opened five new stores, including stores in Palo Alto, California, Lincolnshire, Illinois, Mt. Lebanon, Pennsylvania, and two stores in Houston, Texas. As of July 28, 2013, the Company operated 136 stores in 26 states.

The following table provides additional information about the Company's real estate and store opening activities through the second quarter of fiscal 2013. Leases signed as of July 28, 2013 are for stores expected to open during or after fiscal 2013.

	Stores Opened in FY 2013	Leases Signed for Future Store Locations [1]
Number of new leased store locations	5	30
Number of ground leased and owned property store locations	2	—
Number of relocations	—	1
Average capital cost per store [2]	$5.0 million [3]
	Information for All Open Stores
Average store size (gross square feet)	20,987
Total rentable square footage (at end of period)	2.9 million

Note 1: Includes leases for stores expected to open after July 28, 2013 and such leases typically include customary leasing conditions. In general, we do not announce the location of a new store until all conditions to the lease are satisfied or our involvement in the property or project will be made public in connection with governmental permitting or approvals or in dealing with other third-parties. We generally identify a store as “coming soon” when we take possession of the property and commence our construction related activities. The Company's website sets forth the most current list of announced lease locations and stores that are “coming soon.”

Note 2: Net of capital contributions, if any, received from landlords and including building costs, but excluding cost of land for owned stores. Lease inducement costs and similar prepayments in connection with acquiring or entering into new leases are not included in the capital cost per store and are included as a long-term asset and expensed over the primary term of the lease.

Note 3: The higher average cost for stores opened during fiscal year 2013 is related to the two ground leased locations in which we construct the entire building as compared with our typical upfit work and due to higher than normal capital costs for several of our second generation stores opened to date. We expect the average to decline throughout the year as we average in the capital costs for the additional store openings.

Fiscal 2013 Outlook
The Company expects the current sales and cost conditions to continue for the rest of the fiscal year. Furthermore, the Company anticipates accelerating its time table for some store construction scheduled for fiscal 2014, which will result in incremental new store opening costs in fiscal 2013. Accordingly, earnings guidance is being adjusted to reflect these items.
For fiscal 2013, management expects the Company to:

•	Open 21 to 22 new stores, with 10 to 11 new stores opening in the third quarter of the year

•	Remodel three stores and have no relocations

•	Incur meaningful occupancy and pre-opening costs associated with new store openings in the second half of fiscal 2013 and new store construction scheduled for the first quarter of fiscal 2014

•	Spend approximately $120 to $140 million in capital expenditures, primarily related to real estate investments

•	Increase comparable store sales 3.0% to 4.5%

•	Achieve flat to modest growth in operating margin as a percentage of sales, as the Company continues to make operating expense investments related to its accelerated growth plans

•	Generate diluted earnings per share of $1.50 to $1.55, assuming an effective tax rate of 37.0%

2013 Second Quarter Earnings Conference Call
The Company will host a conference call today at 5:00 p.m. Eastern Time. During the conference call, the Company may answer questions concerning its business. The Company's responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The call will be broadcast via a live audio webcast at www.thefreshmarket.com, within the Investor Relations section of the Company website, and a recording will be available for 30 days following the date of the event. Investors and analysts interested in participating on the call may do so by dialing (877) 852-2928.

About The Fresh Market, Inc.
Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of August 28, 2013, the Company operates 139 stores in 26 states across the United States.  For more information, please visit www.thefreshmarket.com.

Forward Looking Statements: This document contains forward-looking statements that reflect our plans, estimates, and beliefs regarding future business and financial performance and financial condition, and include those in the "Fiscal 2013 Outlook" section above. These statements involve a number of risks and uncertainties. Any statements contained herein (including, but not limited to, statements to the effect that The Fresh Market or its management "anticipates," "plans," "estimates," "expects," "believes," and other similar expressions) that are not statements of historical fact should be considered forward-looking statements. The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: accounting entries and adjustments at the close of our fiscal quarter; unexpected expenses and risks associated with our business; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service and convenience; the effective management of our merchandise buying and inventory levels; the quality and safety of food products and other items that we may sell; our ability to anticipate and/or react to changes in customer demand; changes in economic and financial conditions, including the outcome of negotiations surrounding U.S. fiscal policy which, even if resolved, may be adverse due to tax increases and spending cuts, and the resulting impact on consumer confidence; other changes in consumer confidence and spending; unexpected consumer responses to promotional programs; unusual, unpredictable and/or severe weather conditions, including their effect on our supply chain and our store operations; the effectiveness of our logistics and supply chain model, including the ability of our third-party logistics providers to meet our product demands and restocking needs on a cost competitive basis; the execution and management of our store growth, including the availability and cost of acceptable real estate locations for new store openings, the capital that we utilize in connection with new store development and the anticipated time between lease execution and store opening; the mix of our new store openings as between build to suit sites and second-generation, as-is sites; the actions of third parties involved in our store growth activities, including property owners, landlords, property managers, contractors, subcontractors, government agencies, and current tenants who occupy one or more of our proposed new store locations, all of whom may be impacted by their financial condition, their lenders, their activities outside of those focused on our new store growth and other tenants, customers and business partners of theirs; global economies and credit and financial markets; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures, including the ability to integrate successfully any such acquisitions; information systems and technology; commodity, energy, fuel, and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification, and other third-party coverage of any losses suffered in connection therewith; tax matters; numerous other matters of national, regional and global scale, including those of a political, economic, business, and competitive nature; and other factors as set forth from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement.
* * * * *

This press release, and access to our earnings call, is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).

The Fresh Market, Inc.

Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 28, 2013	July 29, 2012	July 28, 2013	July 29, 2012

Sales	$354,764	$312,997	$721,390	$637,781
Cost of goods sold	233,486	206,255	470,775	418,348
Gross profit	121,278	106,742	250,615	219,433

Operating expenses:
Selling, general and administrative expenses	82,526	74,032	164,004	144,497
Store closure and exit costs	133	152	273	725
Depreciation	12,707	10,846	25,042	21,415
Income from operations	25,912	21,712	61,296	52,796
Interest expense	1,221	227	1,465	583
Income before provision for income taxes	24,691	21,485	59,831	52,213
Tax provision	9,057	8,156	22,077	19,614

Net income	$15,634	$13,329	$37,754	$32,599

Net income per share:
Basic and diluted	$0.32	$0.28	$0.78	$0.68

Weighted average common shares outstanding:
Basic	48,196,427	48,057,232	48,178,106	48,051,741

Diluted	48,395,609	48,283,403	48,356,482	48,260,407

Comprehensive income
Net income	$15,634	$13,329	$37,754	$32,599
Other comprehensive income	—	—	—	—

Total comprehensive income	$15,634	$13,329	$37,754	$32,599

The Fresh Market, Inc. Consolidated Balance Sheets (In thousands, except share amounts) (unaudited)

	July 28, 2013	January 27, 2013
Assets
Current assets:
Cash and cash equivalents	$15,973	$8,737
Accounts receivable, net	6,373	6,830
Inventories	44,527	43,985
Prepaid expenses and other current assets	4,339	7,675
Income tax benefit	4,537	—
Deferred income taxes	3,776	3,784
Total current assets	79,525	71,011

Property and equipment:
Land	2,846	2,846
Buildings (1)	56,197	19,106
Store fixtures and equipment	288,455	272,249
Leasehold improvements	187,766	170,483
Office furniture, fixtures, and equipment	13,030	12,224
Automobiles	1,373	1,335
Construction in progress	40,547	18,661
Total property and equipment	590,214	496,904
Accumulated depreciation	(228,455)	(207,060)
Total property and equipment, net	361,759	289,844
Restricted cash	—	14,205
Other assets	8,053	10,309
Total assets	$449,337	$385,369

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$39,610	$35,634
Accrued liabilities	62,090	54,385
Total current liabilities	101,700	90,019
Long-term debt	29,500	42,000
Capital lease obligations (1)	15,517	—
Deferred income taxes	24,453	24,053
Deferred rent	12,166	11,341
Other liabilities	25,770	20,097
Total noncurrent liabilities	107,406	97,491

Stockholders' equity:
Preferred stock – $0.01 par value; 40,000,000 shares authorized, none issued	—	—
Common stock – $0.01 par value; 200,000,000 shares authorized, 48,216,946 and 48,144,620 shares issued and outstanding as of July 28, 2013 and January 27, 2013, respectively	482	482
Additional paid-in capital	110,049	105,431
Retained earnings	129,700	91,946
Total stockholders' equity	240,231	197,859
Total liabilities and stockholders' equity	$449,337	$385,369

See accompanying notes.

The Fresh Market, Inc.
Consolidated Statements of Cash Flow
(In thousands, except share and per share amounts)
(unaudited)

	For the Twenty-Six Weeks Ended
	July 28, 2013	July 29, 2012
Operating activities
Net income	$37,754	$32,599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,152	21,526
(Gain) loss on disposal of property and equipment	4	61
Share-based compensation	2,923	2,099
Excess tax benefits from share-based compensation	(171)	(74)
Deferred income taxes	408	(1,429)
Change in assets and liabilities:
Accounts receivable	457	(886)
Inventories	(542)	1,115
Prepaid expenses and other assets	(2,054)	(5,391)
Accounts payable	3,976	1,106
Accrued and other liabilities	1,714	2,164
Net cash provided by operating activities	69,621	52,890

Investing activities
Purchases of property and equipment	(51,650)	(41,892)
Proceeds from sale of property and equipment	70	6,678
Net cash used in investing activities	(51,580)	(35,214)

Financing activities
Borrowings on revolving credit note	253,280	233,193
Payments made on revolving credit note	(265,780)	(250,893)
Proceeds from issuance of common stock pursuant to employee stock purchase plan	115	88
Excess tax benefits from share-based compensation	171	74
Payments on withholding tax for restricted stock unit vesting	(72)	—
Proceeds from exercise of share-based compensation awards	1,481	320
Net cash used in financing activities	(10,805)	(17,218)

Net increase in cash and cash equivalents	7,236	458
Cash and cash equivalents at beginning of period	8,737	10,681

Cash and cash equivalents at end of period	$15,973	$11,139

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$291	$497

Cash paid during the period for taxes	$32,113	$27,318

Non-cash investing and financing activities:
Property and equipment additions via financings	$3,507	$—

Buildings acquired via capital leases	$31,870	$—

The Fresh Market, Inc.
Calculation of Return Metrics (2)
(unaudited)

	July 28, 2013 Calculated Using GAAP	January 27, 2013 Calculated Using GAAP	July 29, 2012 Calculated Using GAAP
Return Metrics - Trailing Four Quarters	Net Income	Net Income	Net Income
Return on assets (3)	17.9%	18.4%	18.7%
Return on invested capital (4)	25.1%	25.9%	26.7%
Return on equity (5)	28.8%	32.4%	37.0%

See accompanying notes.

 The Fresh Market, Inc.
Notes
(unaudited)

(1)
During the first quarter of fiscal 2013 the Company acquired the rights to four leases in Houston, Texas. Based on its evaluation of the leases, the Company determined that each lease would be treated as an operating lease. In the second quarter of fiscal 2013 the Company determined that all four leases were subject to capital lease accounting treatment. The capital lease assets for these properties are contained in the line item "Buildings" on the Company's Consolidated Balance Sheets for the period ended July 28, 2013.

(2)
The return metrics do not represent financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP). For a discussion of financial measures not prepared in accordance with GAAP, please see below. The Company's management believes that these presentations provide useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing financial results of the Company. The financial return metrics are calculated on a trailing four quarter basis. Our manner of calculating these return metrics is set forth in the footnotes below and may not be comparable to the manner in which other companies calculate these return metrics.

(3)	Net Income/Average Assets.

(4)
(1-Tax Rate)*(EBIT)/(Average Assets - Average Cash - Average Non-Interest Bearing Current Liabilities). EBIT, which is not presented as a stand-alone financial measure, is a non-GAAP financial measure and equals net income plus interest expense plus provision for income taxes.

(5)	Net Income/Ending Equity.

Non-GAAP Financial Measures

While the Company reports financial results in accordance with U.S. generally accepted accounting principles (GAAP), we also provide certain non-GAAP operating performance measures. This non-GAAP information is provided as a supplement, not as a substitute for measures of financial performance prepared in accordance with GAAP. We use this information internally to make operating decisions and believe it is helpful to investors because it allows period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes such information provides a higher degree of transparency for certain items. Investors should consider non-GAAP measures in addition to, not as a substitute for measures of financial performance prepared in accordance with GAAP.